                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                    8x8, Inc.
                   (formerly known as Netergy Networks, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    282914100
                           --------------------------
                                 (CUSIP Number)


                                December 31, 2001
                -----------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[x]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                          -----------------------

  Cusip NO. 282914100              13G                 Page 2 of 16 Pages
------------------------                           -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited partnership
      U.S.A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares of
                          Common Stock)/(1)/
                          Series B Warrants (exercisable into 105,634 shares of
                          Common Stock)/(1)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                  [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 5.7% as of December 31, 2001. Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN; HC
------------------------------------------------------------------------------

/(1)/ See footnote 1 in Item 4.

----------------------                                    --------------------
  CUSIP No. 282914100                     13G              Page 3 of 16 Pages
----------------------                                    --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GLB Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares
                             of Common Stock)/(1)/
                          Series B Warrants (exercisable into 105,634 shares
                             of Common Stock)/(1)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

/(1)/  See footnote 1 in Item 4.

----------------------                                    --------------------
  CUSIP No. 282914100                     13G              Page 4 of 16 Pages
----------------------                                    --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares
                             of Common Stock)/(1)/
                          Series B Warrants (exercisable into 105,634 shares
       EACH                  of Common Stock)/(1)/
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
                          0
       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO; HC
------------------------------------------------------------------------------

/(1)/  See footnote 1 in Item 4.

-----------------------                                 ----------------------
  Cusip No. 282914100                 13G                 Page 5 of 16 Pages
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.             U.S. Citizen
                U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares
                                of Common Stock)/(1)/
     OWNED BY             Series B Warrants (exercisable into 105,634 shares
                                of Common Stock)/(1)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8.
       WITH
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                IN
------------------------------------------------------------------------------

/(1)/ See footnote 1 in Item 4

-----------------------                                 ----------------------
  Cusip No. 282914100                 13G                 Page 6 of 16 Pages
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.             Illinois limited partnership
                U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares
                                of Common Stock)/(1)/
     OWNED BY             Series B Warrants (exercisable into 105,634 shares
                                of Common Stock)/(1)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8.
       WITH
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
               PN; HC
------------------------------------------------------------------------------

/(1)/ See footnote 1 in Item 4

-----------------------                                 ----------------------
  CUSIP No. 282914100                 13G                 Page 7 of 16 Pages
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Wingate Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.             Cayman Islands Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      6.   1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares
                                of Common Stock)/(1)/
     OWNED BY             Series B Warrants (exercisable into 105,634 shares
                                of Common Stock)/(1)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8.
       WITH
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11. Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

/(1)/ See footnote 1 in Item 4

-----------------------                                 ----------------------
  CUSIP No. 282914100                 13G                 Page 8 of 16 Pages
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      6.   1,000,000 shares of Common Stock
                          Series A Warrants (exercisable into 531,915 shares
                                of Common Stock)/(1)/
     OWNED BY             Series B Warrants (exercisable into 105,634 shares
                                of Common Stock)/(1)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8.
       WITH
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11. Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO; HC
------------------------------------------------------------------------------

/(1)/ See footnote 1 in Item 4

------------------------                                  --------------------
  CUSIP No.  282914100                 13G                 Page 9 of 16 Pages
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON

      Fisher Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      6    1,000,000 shares of Common Stock
     OWNED BY             Series A Warrants (exercisable into 531,915 shares
                            of Common Stock)/(1)/
                          Series B Warrants (exercisable into 105,634 shares of
                            Common Stock)/(1)/
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11 Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

/(1)/ See footnote 1 in Item 4.

------------------------                                ------------------------
  CUSIP No.  282914100                13G                 Page 10 of 16 Pages
------------------------                                ------------------------


                                  SCHEDULE 13G
                                  ------------

Item 1(a)   Name of Issuer: 8 x 8, Inc. (formerly known as Netergy Networks,
                            Inc.)


     1(b)   Address of Issuer's Principal Executive Offices:

                          2445 Mission College Blvd.
                          Santa Clara, California 95054

Item 2(a)   Name of Person Filing
Item 2(b)   Address of Principal Business Office
Item 2(c)   Citizenship

                          Citadel Limited Partnership
                          225 W. Washington
                          9th Floor
                          Chicago, Illinois 60606
                          Illinois limited partnership

                          GLB Partners, L.P.
                          225 W. Washington
                          9th Floor
                          Chicago, Illinois 60606
                          Delaware limited partnership

                          Citadel Investment Group, L.L.C.
                          225 W. Washington
                          9th Floor
                          Chicago, Illinois 60606
                          Delaware limited liability company

                          Kenneth Griffin
                          225 W. Washington
                          9th Floor
                          Chicago, Illinois 60606
                          U.S. Citizen

-------------------------                              ---------------------
  Cusip No. 282914100                 13G               Page 11 of 16 Pages
-------------------------                              ---------------------

                        Wellington Partners Limited Partnership
                        c/o Citadel Investment Group, L.L.C.
                        225 W. Washington
                        9th Floor
                        Chicago, Illinois 60606
                        Illinois limited partnership

                        Wingate Capital Ltd.
                        c/o Citadel Investment Group, L.L.C.
                        225 W. Washington
                        9th Floor
                        Chicago, Illinois 60606
                        Cayman Islands company

                        Kensington Global Strategies Fund, Ltd.
                        c/o Citadel Investment Group, L.L.C.
                        225 W. Washington
                        9th Floor
                        Chicago, Illinois 60606
                        Bermuda company

                        Fisher Capital Ltd.
                        c/o Citadel Investment Group, L.L.C.
                        225 W. Washington
                        9th Floor
                        Chicago, Illinois 60606
                        Cayman Islands company

     2(d)     Title of Class of Securities:

                        Common Stock, par value $0.001 per share

     2(e)     CUSIP Number:   282914100


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)  [__] Broker or dealer registered under Section 15 of the
                        Exchange Act;

              (b)  [__] Bank as defined in Section 3(a)(6) of the Exchange Act;

              (c)  [__] Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

-------------------------                              ---------------------
  Cusip No. 282914100                 13G               Page 12 of 16 Pages
-------------------------                              ---------------------

              (d)  [__] Investment company registered under Section 8 of the
                        Investment Company Act;

              (e)  [__] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

              (f)  [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)  [__] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

              (h)  [__] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

              (i)  [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)  [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4        Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
WINGATE CAPITAL LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
FISHER CAPITAL LTD.

     (a)      Amount beneficially owned:

1,000,000 shares of Common Stock
Series A Warrants (exercisable into 531,915 shares of Common Stock)/(1)/ Series B Warrants (exercisable into 105,634 shares of Common Stock)/(1)/

     (b)      Percent of Class:

Approximately 5.7% as of December 31, 2001. (Based on 27,894,280 shares of Common Stock issued and outstanding as of December 17, 2001, plus the Common Stock issuable upon exercise of the Series A Warrants and Series B Warrants referred to in item (a) above.)

-------------------------                                 ----------------------
 Cusip No.  282914100                    13G               Page 13 of 16 Pages
-------------------------                                 ----------------------

      (c)       Number of shares as to which such person has:

                (i)      sole power to vote or to direct the vote:

                                0

                (ii)     shared power to vote or to direct the vote:

                         See item (a) above.

                (iii)    sole power to dispose or to direct the disposition of:

                                0

                (iv) shared power to dispose or to direct the disposition of:

                         See item (a) above.

/(1)/ The securities reported herein include securities that the holders may acquire in the future through (i) the exercise by the Reporting Persons at any time prior to and including December 15, 2002 of warrants to purchase up to 531,915 shares of Common Stock (the "Series A Warrants") and (ii) the exercise by the Reporting Persons at any time prior to and including December 15, 2002 of warrants to purchase up to 105,634 shares of Common Stock (the "Series B Warrants"). The exercise price of the Series A Warrants and the Series B Warrants is equal to $0.898 (subject to adjustment to prevent dilution).

      Pursuant to the terms of the Series A Warrants and Series B Warrants, the Reporting Persons cannot be "beneficial owners" of more than 10.00% of the securities of the Company within the meaning of Rule 13-d.

Item 5          Ownership of Five Percent or Less of a Class:

                            Not Applicable.

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                            Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                Company:

                            See Item 2 above.

Item 8          Identification and Classification of Members of the Group:

                            Not Applicable.

-------------------------                                 ----------------------
 Cusip No.  282914100                    13G               Page 14 of 16 Pages
-------------------------                                 ----------------------


Item 9     Notice of Dissolution of Group:

                               Not Applicable.


Item 10    Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                   ------------------------
CUSIP No. 282914100                      13G             Page 15 of 16 Pages
---------------------                                   ------------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 2002           /s/ Kenneth Griffin
                                                --------------------------------
                                                Kenneth Griffin

CITADEL LIMITED PARTNERSHIP                     CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,                         By: /s/ Kenneth Griffin
    its General Partner                             ----------------------------
                                                    Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President

GLB PARTNERS, L.P.                              WINGATE CAPITAL LTD.

By: Citadel Investment Group, L.L.C.,           By: Citadel Limited Partnership,
    its General Partner                             its Trading Manager

By: /s/ Kenneth Griffin                         By: GLB Partners, L.P.,
    ---------------------------------               its General Partner
    Kenneth Griffin, President
                                                By: Citadel Investment Group,
                                                    L.L.C., its General Partner

                                                By: /s/ Kenneth Griffin
                                                    ----------------------------
                                                    Kenneth Griffin, President

WELLINGTON PARTNERS LIMITED                     FISHER CAPITAL LTD.
PARTNERSHIP

By: Citadel Limited Partnership,                By: Citadel Limited Partnership,
    its General Partner                             its Trading Manager

By: GLB Partners, L.P.,                         By: GLB Partners, L.P.,
    its General Partner                             its General Partner

By: Citadel Investment Group, L.L.C.,           By: Citadel Investment Group,
    its General Partner                             L.L.C., its General Partner

By: /s/ Kenneth Griffin                         By: /s/ Kenneth Griffin
    ---------------------------------               ----------------------------
    Kenneth Griffin, President                      Kenneth Griffin, President

---------------------                                   ------------------------
CUSIP No. 282914100                      13G             Page 16 of 16 Pages
---------------------                                   ------------------------

KENSINGTON GLOBAL STRATEGIES FUND, LTD.


By:  Citadel Limited Partnership,
     its Trading Manager

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ---------------------------------
     Kenneth Griffin, President